April 2, 1997

Applied Voice Recognition
Suite 211
4615 Post Oak Place
Houston, Texas 77027

        Re:    Applied Voice Recognition, Inc.
               Registration Statement on Form S-8

Gentlemen:

        We have represented Applied Voice Recognition, Inc., a Utah corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 16,667 shares ("Shares") of the Company's common stock, par value $.01 per share ("Common Stock") pursuant to the terms of Jesse Marion's Non-Incentive Stock Option Agreement. In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

        We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                   Very truly yours,

                                                   BREWER & PRITCHARD

                                                   Thomas C. Pritchard